Table of Contents

FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Kevin Hennessy 203-352-8657

WWE® Reports 2012 First Quarter Results

STAMFORD, Conn., May 3, 2012 - WWE (NYSE:WWE) today announced financial results for its first quarter ended March 31, 2012. Revenues totaled $123.1 million as compared to $119.9 million in the prior year quarter. Operating income was $16.0 million as compared to $13.2 million in the prior year quarter. Net income was $15.3 million, or $0.20 per share, as compared to $8.6 million, or $0.11 per share, in the prior year quarter. There were several items that impacted comparability on a year-over-year basis, including expenses incurred in conjunction with our potential network, recognition of previously unrecognized tax benefits and film impairments. Excluding the impact of these items, Adjusted Operating income in the current quarter was $18.9 million and Adjusted Net income was $13.1 million, or $0.18 per share. In the prior year quarter, Adjusted Operating income was $16.0 million and Adjusted Net income was $10.3 million, or $0.14 per share.

“In the first quarter, EBITDA grew 19%, reflecting increased profits across all our businesses. Our results were highlighted by the strong performance of our live events as we entered a new market in the Middle East. We are very pleased that our positive first quarter execution continued in April with the successful staging of WrestleMania, which is expected to deliver nearly 1.3 million pay-per-view buys globally,” stated Vince McMahon, Chairman and Chief Executive Officer. “Through the first quarter, we made important progress on our key strategic initiatives, developing our foundation for creating and distributing new content, and building on our tremendous brand strength, especially in social media. Looking ahead, we are confident that we will leverage the broad appeal of our content to transform our business and drive long-term earnings growth.”

Comparability of Results

Our current year quarter results included a $0.8 million film impairment charge, related to our film, Bending the Rules, $2.1 million in network related operating expenses and a $4.1 million benefit due to previously unrecognized tax benefits. Prior year quarter results included impairment charges of $2.8 million, related to our film 12 Rounds, and a $0.1 million tax benefit. In order to facilitate an analysis of our financial results on a more comparable basis, where noted, we have adjusted our results to exclude these items from our first quarter of 2012 results. (See Schedules of Adjustments in Supplemental Information).

First Quarter Results by Region and Business Segment

Revenues from North America increased 4%, led by the performance of our Live and Televised Entertainment segment. Revenues from outside North America were essentially unchanged from the prior year quarter. There was no significant impact from changes in foreign exchange rates in the current year quarter.

The following tables reflect net revenues by region and by business segment for the three months ended March 31, 2012 and March 31, 2011. (Dollars in millions)

	Three Months Ended
	March 31,	March 31,
Net Revenues by Region	2012	2011
North America	$93.0	$89.7
Europe, Middle East & Africa (EMEA)	18.0	16.9
Asia Pacific (APAC)	8.5	8.4
Latin America	3.6	4.9
Total	$123.1	$119.9

	Three Months Ended
	March 31,	March 31,
Net Revenues by Business Segment	2012	2011
Live and Televised Entertainment	$75.7	$70.4
Consumer Products	35.5	34.8
Digital Media	7.1	6.1
WWE Studios	4.8	8.6
Total	$123.1	$119.9

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses increased 8% to $75.7 million as compared to $70.4 million in the prior year quarter. The increase was primarily due to the performance of our live events and additional television rights fees, as described below.

  Live Event revenues increased 13% to $22.2 million from $19.6 million in the prior year quarter primarily due to the timing of our Fan Axxess events and the successful performance of our inaugural tour in Abu Dhabi. Fan Axxess was held in conjunction with WrestleMania XXVIII but occurred within our first quarter.

    There were 75 total events during the current quarter as compared to 77 events in the prior year quarter, with the variance primarily due to touring logistics. There were six international events performed in the current quarter as compared to four in the prior year quarter.

    North American events generated $18.9 million of revenues from 69 events as compared to $17.4 million from 73 events in the prior year quarter, reflecting the timing of Fan Axxess, which added $1.4 million in incremental revenue to the quarter with $1.6 million in the current year quarter. A 6% increase in average ticket prices to $38.50 for our North American events was offset by the impact of four fewer events in the quarter and a 3% decline in average attendance to 6,200.

    International events generated approximately $3.3 million of revenues from six events as compared to $2.2 million from four events in the prior year quarter. The growth was led by the impact of our strong tour in Abu Dhabi, which attracted a total of more than 15,000 fans at three events with an average price of $147 per ticket. Accordingly, average ticket prices at our international events increased 157% to $125.60 as compared to $48.88 in the prior year quarter. Average attendance at our international events, however, fell 60% to 3,400 reflecting the performance of our tour in Central America, which was staged in more economically challenged areas of that region than in the prior year quarter. For these events, our International revenue included the effect of minimum guarantees, which we negotiate to protect our interests when traveling to territories with higher economic risks. These guarantees partially offset the impact of lower average attendance.

  Pay-Per-View revenues were $13.5 million in both the current and prior year quarter, as a 3% increase in the average revenue per buy was offset by a comparable decline in current year buys. The increase in average revenue per buy was attributable to higher retail prices charged for viewing our events in high definition. The decline in buys for the two events in the quarter was driven by an 8% decline in international buys as domestic buys remain essentially unchanged.

The details for the number of buys (in 000s) are as follows:

Broadcast Month	Events (in chronological order)	Three Months Ended March 31,
		2012	2011
January	Royal Rumble®	443	446
February	Elimination Chamber™	178	199

Prior events		64	45
Total		685	690
  Television Rights Fees revenues were $32.5 million as compared to $31.6 million in the prior year quarter. The rise was primarily due to additional rights fees and contractual increases from our existing programs, partially offset by the absence of rights fees for our WWE Superstars program.

  Venue Merchandise revenues were $5.1 million as compared to $4.5 million in the prior year quarter, as the favorable impact associated with the timing of our Fan Axxess events was partially offset by a 13% decrease in total domestic attendance in the current year quarter.

  WWE Classics on Demand™ revenues were $1.0 million as compared to $1.1 million in the prior year quarter.

Consumer Products

Revenues from our Consumer Products businesses increased 2%, to $35.5 million from $34.8 million in the prior year quarter, primarily due to increased revenue in our Home Video business, partially offset by a decline in our Magazine Publishing business.

  Home Video net revenues were $9.2 million as compared to $8.1 million in the prior year quarter, representing a 14% increase that was primarily due to higher than anticipated sell-through rates for releases in prior periods. The resulting increase in sales was partially offset by a 27% decline in average price and a 5% decrease in units shipped, where these factors stemmed from ongoing discounts and promotional activity primarily related to our catalog titles. Additionally, there was one fewer title released in the current year quarter.

  Licensing revenues were $24.2 million as compared to $23.9 million in the prior year quarter, as the recognition of minimum guarantees was offset by a decline in royalties earned from several product categories, including video games and toys. The decline in these categories was primarily due to difficult trends in our international markets. Overall revenue from the sale of video games declined 11%, or $1.5 million, while revenue from the sale of toys declined 6% or $0.4 million. Shipments of our franchise video game, WWE ’12, declined 25% to 2.0 million units, driven by a reduction in the number of platforms supported by the current release and reflecting broader industry challenges.

  Magazine Publishing net revenues were $1.4 million as compared to $2.2 million in the prior year quarter, reflecting lower newsstand sales in the current quarter.

Digital Media

Revenues from our Digital Media related businesses were $7.1 million as compared to $6.1 million in the prior year quarter, representing a 16% increase.

  WWE.com revenues increased to $3.9 million as compared to $2.7 million in the prior year quarter, primarily due to increased rights fees and higher online advertising sales. The increase in rights fees was driven by a new programming agreement, which licenses original, short-form content to YouTube.

  WWEShop revenues of $3.2 million were essentially unchanged from the prior year quarter as an 18% increase in the average revenue per order to $48.04 was offset by a 20% decrease in the sales volume to approximately 66,000 orders. Discounted sales and promotional activity accounted for the relatively lower price and higher sales volume in the prior year quarter.

WWE Studios

During the quarter, WWE Studios recognized revenue of $4.8 million as compared to $8.6 million in the prior year, reflecting the relative performance and timing of releases from our movie portfolio. In the prior year quarter, we released The Chaperone. In the current quarter, we released Bending the Rules, which has generated lower than anticipated home video receipts in its initial weeks of release. As a result, we revised our long-term ultimate projections for this film and recorded an impairment charge of $0.8 million contributing to an overall WWE Studios loss of $1.0 million in the current year quarter. This result compared to a loss of $3.6 million in the prior year quarter driven by the $2.8 million impairment for our film 12 Rounds.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution increased 17% to $54.7 million reflecting better results across all of our businesses. Reduced losses from our movie business, improved sell-through rates in home video, and incremental rights fees for our online programming content contributed to the expansion in profit and overall profitability. Gross contribution margins increased to 44% from 39% in the prior year quarter. Excluding the impact of film impairments, Adjusted Profit contribution increased 12% to $55.5 million and Adjusted Profit contribution margin increased to 45% from 41% in the prior year quarter.

Selling, general and administrative expenses

SG&A expenses were $34.7 million for the current quarter as compared to $29.9 million in the prior year quarter reflecting increased staffing costs, a $1.4 million rise in bad debt expense and to a lesser extent an increase in legal and professional fees. The increase in staffing costs was incurred primarily to support our content and distribution initiatives. Total network-related costs reached approximately $2.1 million in the current year quarter. Excluding these network expenses, adjusted SG&A expenses increased 9% to $32.6 million from the prior year quarter.

Depreciation and amortization

Depreciation and amortization expense was $4.0 million for the current quarter as compared to $3.6 million in the prior year quarter.

EBITDA

EBITDA increased 19% to $20.0 million from $16.8 million in the prior year quarter. The increase was primarily due to the expansion in profit contribution across our businesses, partially offset by the increase in SG&A expenses as described above. Excluding the impact of network related expenses and film impairments in both the current and prior year quarter, Adjusted EBITDA increased 17% to $22.9 million as compared to $19.6 million in the prior year quarter.

Investment, Interest and Other Income

Investment income of $0.5 million was unchanged from the prior year quarter. Other income and expense was essentially flat to the prior year quarter as benefits from changes in certain state taxes were offset by interest expense related to our revolving credit facility.

Effective tax rate

In the current year quarter, the effective tax rate was 7% as compared to 37% in the prior year quarter. The decrease in tax rate from our anticipated rate of 35% was primarily due to the recognition of a $4.1 million benefit relating to previously unrecognized tax benefits. The prior year rate was also impacted by a $0.1 million unrecognized tax benefit.

Cash Flows

Net cash provided by operating activities was $27.2 million for the three months ended March 31, 2012 as compared to $28.9 million in the prior year quarter. Improved current year operating performance was offset by an increase in television production spending and other changes in working capital.

Purchases of property and equipment increased $5.6 million from the prior year quarter, primarily due to a $6.4 million investment in assets to support our efforts to create and distribute new content, including through a potential network. Partially offsetting the increase was a $1.6 million purchase of music rights in the prior year quarter.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: WWE will host a conference call on May 3, 2012 at 11:00 a.m. ET to discuss the Company’s earnings results for the first quarter of 2012. All interested parties can access the conference call by dialing 855-993-1400 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 600 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Miami, London, Mumbai, Shanghai, Singapore, Istanbul and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television and pay-per-view programming distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and travelling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business; risks relating to increasing content production for distribution on various platforms, including the potential creation of a WWE Network; risks relating to our computer systems and online operations; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

WWE
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Net revenues	$123,068	$119,907

Cost of revenues	68,397	73,247
Selling, general and administrative expenses	34,712	29,859
Depreciation and amortization	3,918	3,635

Operating income	16,041	13,166

Investment income, net	499	457
Interest expense	(502)	(50)
Other income, net	506	60

Income before income taxes	16,544	13,633

Provision for income taxes	1,213	5,030

Net income	$15,331	$8,603

Earnings per share:
Basic	$0.21	$0.11
Diluted	$0.20	$0.11

Weighted average common shares outstanding:
Basic	74,461	75,043
Diluted	74,815	75,727

WWE
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of March 31, 2012	As of December 31, 2011
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$60,469	$52,491
Short-term investments, net	105,450	103,270
Accounts receivable, net	50,123	56,741
Inventory	1,567	1,658
Deferred income tax assets	12,547	11,122
Prepaid expenses and other current assets	15,095	14,461
Total current assets	$245,251	$239,743

PROPERTY AND EQUIPMENT, NET	102,004	96,562

FEATURE FILM PRODUCTION ASSETS, NET	19,840	23,591

TELEVISION PRODUCTION ASSETS	3,310	251

INVESTMENT SECURITIES, NET	9,983	10,156

OTHER ASSETS	8,340	8,321

TOTAL ASSETS	$388,728	$378,624

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,314	$1,262
Accounts payable and accrued expenses	46,338	46,283
Deferred income	26,709	21,709
Total current liabilities	74,361	69,254

LONG-TERM DEBT	-	359
NON-CURRENT INCOME TAX LIABILITIES	3,677	5,634
NON-CURRENT DEFERRED INCOME	7,823	8,234

STOCKHOLDERS' EQUITY:
Class A common stock	286	283
Class B common stock	459	462
Additional paid-in capital	339,537	338,414
Accumulated other comprehensive income	3,531	3,262
Accumulated deficit	(40,946)	(47,278)
Total stockholders' equity	302,867	295,143

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$388,728	$378,624

WWE
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
OPERATING ACTIVITIES:
Net income	$15,331	$8,603
Adjustments to reconcile net income to net cash provided by
operating activities:
Amortization and impairments of feature film production assets	4,559	9,212
Depreciation and amortization	3,918	3,635
Amortization of bond premium	571	625
Amortization of debt issuance costs	154	-
Stock compensation costs	740	1,054
Provision (recovery) of accounts receivable write-offs	835	(577)
Loss on disposal of property and equipment	110	-
Benefit from deferred income taxes	(2,477)	(1,653)
Excess tax benefit from stock-based payment arrangements	(6)	(32)
Changes in assets and liabilities:
Accounts receivable	6,424	3,750
Inventory	91	84
Prepaid expenses and other current assets	(3,401)	(571)
Feature film production assets	(600)	(3,118)
Television production assets	(3,059)	-
Accounts payable and accrued expenses	(620)	12,372
Deferred income	4,588	(4,517)
Net cash provided by operating activities	27,158	28,867

INVESTING ACTIVITIES:
Purchase of property and equipment and other assets	(8,014)	(4,116)
Purchases of short-term investments	(7,821)	(20,893)
Proceeds from maturities of investments	5,500	15,177
Net cash used in investing activities	(10,335)	(9,832)

FINANCING ACTIVITIES:
Repayments of long-term debt	(306)	(284)
Dividends paid	(8,937)	(21,062)
Issuance of stock, net	392	459
Excess tax benefit from stock-based payment arrangements	6	32
Net cash used in financing activities	(8,845)	(20,855)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,978	(1,820)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	52,491	69,823
CASH AND CASH EQUIVALENTS, END OF PERIOD	$60,469	$68,003

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Non-cash purchase of property and equipment	$1,402	$-

WWE
Supplemental Information – EBITDA
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Net income reported on U.S. GAAP basis	$15,331	$8,603

Provision for income taxes	1,213	5,030

Investment, interest and other expense (income), net	(503)	(467)

Depreciation and amortization	3,918	3,635

EBITDA	$19,959	$16,801

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information – Schedule of Adjustments
(In millions)
(Unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
Profit contribution	$54.7	$46.7

Adjustments (Added back):
Film impairment charge	0.8	2.8
Adjusted Profit contribution	$55.5	$49.5

Selling, general and administrative expenses	34.7	29.9

Adjustments (Added back):
Network related expenses	(2.1)	-
Adjusted Selling, general and administrative expenses	32.6	29.9

Depreciation and amortization	4.0	3.6

Operating income	$16.0	$13.2

Adjusted Operating income	$18.9	$16.0

EBITDA	$20.0	$16.8

Adjusted EBITDA	$22.9	$19.6

Non-GAAP Measure:

Adjusted Profit contribution, Adjusted Selling, general and administrative expenses, Adjusted Operating income and Adjusted EBITDA exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2012	2011
Operating income	$16.0	$13.2

Adjustments (Added back):
Film impairment charge	0.8	2.8
Network related expenses	2.1	-

Adjusted Operating income	$18.9	$16.0

Investment, interest and other (expense) income, net	0.5	0.4

Adjusted Income before taxes	$19.4	$16.4

Provision for taxes	(1.2)	(5.0)

Adjustments (Added back):
Previously unrecognized tax benefits	(4.1)	(0.1)
Change due to operating adjustments	(1.0)	(1.0)
Adjusted Provision for taxes	(6.3)	(6.1)

Adjusted Net income	$13.1	$10.3

Adjusted Earnings per share:
Basic	$0.18	$0.14
Diluted	$0.18	$0.14

Weighted average common shares outstanding:
Basic	74,461	75,043
Diluted	74,815	75,727

Non-GAAP Measure:

Adjusted Operating income, Adjusted Income before taxes, Adjusted Provision for taxes, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information- Free Cash Flow
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Net cash provided by operating activities	$27,158	$28,867

Less cash used in:
Purchase of property and equipment	(8,007)	(2,433)
Purchase of other assets	(7)	(1,683)

Free Cash Flow	$19,144	$24,751

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for the purchase of property, equipment and other assets. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after expenditures for capital and other assets, and that is available for reinvesting in the business and for payment of dividends.